EXHIBIT 3.2

AMENDED AND RESTATED CERTIFICATE

OF

INCORPORATION

OF

NEXSCIENT, INC.

(a Delaware corporation)

Nexscient, Inc., a corporation organized on March 14, 2023 and existing under and by virtue of the provisions of the Delaware General Corporations Law (the “DGCL”),

DOES HEREBY CERTIFY:

WHEREAS, that the name of this corporation is Nexscient Inc.

WHEREAS, that the Board of Directors duly adopted resolutions proposing to amend and restate the Certificate of Incorporation of this corporation, declaring said amendment and restatement was duly adopted in accordance with the provisions of Section 242 and Section 245 of the General Corporation Law of the State of Delaware; to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment and restatement is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended and restated in its entirety to read as follows:

ARTICLE 1.

Company Name

1.1 The name of this corporation is Nexscient, Inc.

ARTICLE 2.

Duration

2.1 The Corporation shall continue in existence perpetually unless sooner dissolved according to law.

ARTICLE 3.

Purpose; Registered Agent

3.1 Purpose. The purpose for which the Corporation is organized is to engage in any lawful activity within or outside of the State of Delaware.

3.2 Corporate Offices. The Corporation may also maintain offices at such other places within or outside of the State of Delaware as it may from time to time determine. Corporate business of every kind and nature may be conducted, and meetings of directors and shareholders may be held outside the State of Delaware with the same effect as if held in the State of Delaware.

3.3 Registered Agent. The address, including street, number, city, and county, of the registered office of the Corporation in the State of Delaware is 254 Chapman Rd. Ste. 209, Newark, DE 19702, in the County of new Castle; and, the name of the registered agent of the Corporation in the State of Delaware at such address is Republic Registered Agent LLC.

ARTICLE 4.

Board of Directors

4.1. The Board of Directors of the Corporation shall consist of such number of persons, not less than one, as shall be determined in accordance with the bylaws from time to time.

ARTICLE 5.

Capital Stock

5.1 Authorized Capital Stock. The aggregate number of shares which this Corporation shall have authority to issue is eighty-five million (85,000,000), consisting of: (i) seventy-five million (75,000,000) shares of Common Stock, par value $0.001 per share (the “Common Stock”); and (ii) 10,000,000 shares of Preferred Stock, par value $0.001 per share (the “Preferred Stock”). A description of the classes of shares and a statement of the number of shares in each class and the relative rights, voting power, and preferences granted to, and restrictions imposed upon the shares of each class follows.

5.2 Common Stock. Each share of Common Stock shall have, for all purposes one (1) vote per share. Subject to the preferences applicable to Preferred Stock outstanding at any time, if any, the holders of shares of Common Stock shall be entitled to receive such dividends and other distributions in cash, property, or shares of stock of the Corporation as may be declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available, therefore. The holders of Common Stock issued and outstanding have and possess the right to receive notice of shareholders’ meetings and to vote upon the election of directors or upon any other matter as to which approval of the outstanding shares of Common Stock or approval of the common shareholders is required or requested.

5.3 Preferred Stock. The Corporation’s Board of Directors is authorized, subject to limitations prescribed by law and the provisions of this Article V, to provide for the issuance of the shares of Preferred Stock in series, any by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and rights of the shares of each such series and the qualifications, limitations, or restrictions thereof. The authority of the Board with respect to each series shall include, but shall not be limited to, the determination of the following:

(a) The number of shares constituting each series and the distinctive designation of each series;

(b) The dividend rate on the shares of each series, the manner in which dividends shall be paid, whether dividends shall be cumulative, and if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of each series;

(c) Whether each series shall have voting rights in addition to the voting rights provided by law, and if so, the terms of such voting rights;

(d) Whether each series shall have conversion privileges, and if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board shall determine;

(e) Whether or not the shares of each series shall be redeemable, and if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

(f) Whether each series shall have a sinking fund for the redemption or purchase of shares of each such series, and if so, the terms and amount of such sinking fund;

(g) The rights of the shares of each series in the event of voluntary or involuntary liquidation, dissolution, or winding up of the Corporation, and the relative rights or priority, if any, of payment of shares of each such series; and,

(h) Any other relative rights, preferences, and limitations of each such series.

No holder of shares of Common Stock or Preferred Stock shall be entitled as of right to subscribe for, purchase, or receive any new or additional shares of any class, whether now or hereafter authorized, or any notes, bonds, debentures, or other securities convertible into or carrying options or warrants to purchase shares of any class; provided, however, all such new or additional shares of any class, or notes, or bonds, debentures, or other securities convertible into, or carrying options or warrants to purchase, shares of any class may be issued or disposed of by the Board to such persons and on such terms as it, in its absolute discretion, may deem advisable.

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ARTICLE 6.

No Preemptive Rights

6.1 Except as otherwise set forth herein, none of the shares of the Corporation shall carry with them any preemptive right to acquire additional or other shares of the Corporation and no holder of any stock of the Corporation shall be entitled, as of right, to purchase or subscribe for any part of any unissued shares of stock of the Corporation or for any additional shares of stock, of any class or series, which may at any time be issued, whether now or hereafter authorized, or for any rights, options, or warrants to purchase or receive shares of stock or for any bonds, certificates of indebtedness, debentures, or other securities.

ARTICLE 7.

No Cumulative Voting

7.1 There shall be no cumulative voting of shares.

ARTICLE 8.

Majority Voting

8.1 When, with respect to any action to be taken by shareholders of this Corporation, the laws of the State of Delaware require the vote or concurrence of the holders of fifty-one percent (51%) of the outstanding shares entitled to vote thereon, or of any class or series, such action may be taken, notwithstanding the laws of the State of Delaware, by the vote or concurrence of the majority of such shares or class or series thereof.

ARTICLE 9.

 Indemnification

9.1 The Corporation shall indemnify, to the fullest extent permitted by applicable law, any person, and the estate and personal representative of any such person, against all liability and expense (including attorneys' fees) incurred by reason of the fact that he is or was a director or officer of the Corporation or, while serving at the request of the Corporation as a director, officer, partner, trustee, employee, fiduciary, or agent of, or in any similar managerial or fiduciary position of, another domestic or foreign corporation or other individual or entity or of an employee benefit plan. The Corporation also shall indemnify any person who is serving or has served the Corporation as director, officer, employee, fiduciary, or agent, and that person's estate and personal representative, to the extent and in the manner provided in any bylaw, resolution of the shareholders or directors, contract, or otherwise, so long as such provision is legally permissible.

9.2 The Corporation shall advance expenses in advance of the final disposition of the case to or for the benefit of a director, officer, employee, fiduciary, or agent, who is party to a proceeding such as described in the preceding paragraph A to the maximum extent permitted by applicable law.

9.3 Any repeal or modification of the foregoing paragraph by the shareholders of the Corporation shall not adversely affect any right or protection of a director or officer of the Corporation or other person entitled to indemnification existing at the time of such repeal or modification.

ARTICLE 10.

Limitations of Liability

10.1 The Corporation shall indemnify its directors, officers, employees, fiduciaries, and agents to the fullest extent permitted under the laws of the State of Delaware.

10.2 Every person who was or is a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that he or a person for whom he is the legal representative is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless to the fullest extent legally permissible under the laws of the State of Delaware, as they may be amended from time to time, against all expenses, liability and loss (including attorney's fees, judgments, fines and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by him in connection therewith.

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10.3 The expenses of a director or officer, incurred in defending a civil or criminal action, suit or proceeding must be paid by the Corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer, to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the Corporation. Such right of indemnification shall be a contract right that may be enforced in any manner desired by such person. Such right of indemnification shall not be exclusive of any other right which such directors, officers or representatives may have or hereafter acquire and, without limiting the generality of such statement, they shall be entitled to their respective rights of indemnification under any Bylaw, agreement, vote of shareholders, provision of law or otherwise, as well as their rights under this Article.

10.4 Without limiting the application of the foregoing, the Board of Directors may adopt Bylaws from time to time with respect to indemnification to provide at all times the fullest indemnification permitted by the laws of the State of Delaware and may cause the Corporation to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation or is or was serving at the request of the Corporation as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred in any such capacity or arising out of such status, whether or not the Corporation would have the power to indemnify such person.

10.5 The private property of directors and officers shall not be subject to the payment of corporate debts to any extent whatsoever.

10.6 No director, officer or shareholder shall have any personal liability to the Corporation or its shareholders for damages for breach of fiduciary duty as a director or officer, except that this provision does not eliminate nor limit in any way the liability of a director or officer for: (a) acts or omissions which involve intentional misconduct, fraud, or a knowing violation of law; or (b) the payment of dividends in violation of Delaware law.

ARTICLE 11.

Actions of Shareholders

11.1 Meetings of shareholders shall be held at such time and place as provided in the bylaws of the Corporation or by resolution of the board of directors.

ARTICLE 12.

Conflicting Interest Transactions

12.1 No act, contract, or other transaction between the Corporation and one or more of its directors, officers, or employees, or between the Corporation and any corporation or association of which one or more of this Corporation’s officers, directors, or employees are in any way interested, shall be affected or invalidated in any way because of such fact; provided, that such fact shall have been known to or disclosed to the Board of Directors of the Corporation prior to its authorization of such act, contract or other transaction. Any director or directors of the Corporation so interested may be present and may be counted in determining the existence of a quorum at any meeting of the Board of Directors which authorized or ratified such act, contract, or other transaction, and such director or directors may vote thereat with like force and effect as if they were not interested.

IN WITNESS WHEREOF, I have hereunto set my hands this 9th day of May, 2023 hereby declaring and certifying that the facts stated hereinabove are true.

NEXSCIENT, INC.
/s/ Fred E. Tannous
By: Fred E. Tannous Its: President & CEO

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